Exhibit 99.1

Western Sierra Bancorp Reports Record Profitability;

Fully Diluted Earnings Per Share increases 20% to $.49 for the 3rd Quarter;

Asset Quality at an All Time High

CAMERON PARK, Calif.—(PR NEWSWIRE)—October 15, 2004—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the third quarter ended September 30, 2004.

Financial Highlights from the third quarter of 2004 vs. 2003:

•              An increase in GAAP net income of $893,000 or 30% to $3.85 million

•              An increase in Fully Diluted GAAP EPS to $0.49 from $0.41 or 20%

•              GAAP ROA and ROE of 1.33% and 15.03%, as compared to 1.31% and 17.01%

•              Return on Tangible Equity of 22.62% as compared to 21.54%

•              Total assets increased $216 million or 22% to $1.18 billion

•              Total loans increased $226 million or 32% to $926 million

•              Net interest margin increased 6 basis points to 5.10% versus 5.04%

•              Efficiency Ratio was reduced to 54.2% from 56.3%

•              Continued superior asset quality with nonperforming assets at just 0.05% of ending assets

Financial Highlights from the nine-month period ended September 30, 2004 vs. 2003:

•              An increase in GAAP net income of $3.29 million or 43% to $11.0 million

•              An increase in Fully Diluted GAAP EPS to $1.40 from $1.14 or 23%

•              GAAP ROA and ROE of 1.32% and 14.90%, as compared to 1.33% and 16.99%

•              Return on Tangible Equity of 22.91% as compared to 19.57%

•              Net interest margin remained stable at 5.17% versus 5.18%

•              Efficiency Ratio was reduced to 55.2% from 57.1%

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “We had a tremendous quarter for loan growth and nonperforming assets are at an all time low.  Our formula for relationship banking has resulted in strong organic growth.  This growth has been further enhanced by disciplined acquisitions and strategic denovo branch investments.”

Record Earnings and Returns

The Company reported record GAAP Earnings of $3,849,000 for the quarter or $0.49 per diluted share, an increase of $893,000 or 30% over the quarter ended September 30, 2003 in which earnings were $2,956,000 or $0.41 per diluted share.  For the nine-month period ended September 30, 2004, the Company reported GAAP Earnings of $10,995,000 or $1.40 per diluted share, an increase of $3,289,000 or 43% over the same period in 2003 in which earnings were $7,706,000 or $1.14 per diluted share.

For the twelve month period ended September 30, 2004 (trailing twelve months) GAAP earnings were $13,237,000 or $1.70 per diluted share, an increase of $3,369,000 or 34% over the $9,868,000 or $1.47 per diluted share reported for the trailing twelve months ended September 30, 2003.

The Company reported record Cash Earnings (excludes amortization expense of intangibles of $117,000 and $87,000, respectively, on a tax-adjusted basis) of $3,966,000 for the quarter or $0.50 per diluted share, an increase of $923,000 or 30% over the quarter ended September 30, 2003 in which Cash Earnings were $3,043,000, or $0.43 per diluted share.  For the nine-month period ended September 30, 2004, the Company reported Cash Earnings (excludes amortization expense of intangibles of $351,000 and $167,000, respectively, on a tax-adjusted basis) of $11,346,000 or $1.44 per diluted share, an increase of $3,473,000 or 44% over the same period in 2003 in which Cash Earnings were $7,873,000 or $1.16 per diluted share.

On a GAAP basis, Return on Average Assets was 1.33% and 1.32% for the quarter and nine-month period ended September 30, 2004 as compared to 1.31% and 1.33% for the third quarter and nine-month period ended September 30, 2003. Return on Average Equity was 15.03% for the third quarter and 14.90% for the nine-month period ended September 30, 2004 as compared to 17.01% and 16.99% for the third quarter and nine-month period ended September 30, 2003.  Return on Tangible Equity (excludes average Goodwill and other intangible assets from average equity) was 22.62% for the third quarter and 22.91% for the nine-month period ended September 30, 2004 as compared to 21.54% and 19.57% for the third quarter and nine-month period ended September 30, 2003.

Strong Loan and Deposit Growth

Total Assets ended the quarter at a record high of $1.18 billion.  This represents a $216 million or 22% increase over September 30, 2003.  The Company has continued its record of strong loan growth.  Total gross loans grew to $926 million, an increase of $226 million or 32% over a year ago.  Total Deposits grew to a record $1.01 billion; this represents a $186 million or 23% increase over September 30, 2003.  The September 30, 2004 balance sheet totals include $75 million in loans, $90 million in total assets and $82 million in deposits acquired though the acquisition of Auburn Community Bank on December 12, 2003.

Net Interest Income Reaches Record High

Net interest income increased by $3.03 million or 30% over the third quarter of 2003.  The Company’s reported Net Interest Margin (on a fully tax equivalent basis) of 5.10% was up 6 basis points from the third quarter 2003.  For the nine-month period ended September 30, 2004, net interest income increased $11.02 million or 41% and the Net Interest Margin (on a fully tax equivalent basis) of 5.17% was down 1 basis point from the same period in 2003. The Company’s Net Interest Margin has been relatively stable given the level of rate reductions that have occurred in the market place over the last three years.  The Company has benefited from stable income from fixed rate loans and investments as well as loans that have reached contractual floors during this period.  In addition, loan growth has driven the increase in net interest income with the average loan-to-deposit ratio increasing from approximately 85% in the third quarter of 2003 to 90% in the third quarter of 2004.

Superior Asset Quality

Credit quality remains strong with $168,000 or 0.02% loan delinquencies between 30 and 90 days as of September 30, 2004 compared to no loan delinquencies as of September 30, 2003.  Non-performing assets (delinquent loans over 90 days and REO) as of September 30, 2004 totaled $599,000 or 0.05% of total assets, compared to $661,000 or 0.07% of total assets at September 30, 2003.  The allowance for loan and lease losses totaled $13.1 million, or 1.41% of loans outstanding at September 30, 2004, compared to $10.0 million, or 1.43%, a year ago.  The Company recorded net charge-offs of $179,000 in the third quarter of 2004 as compared to $254,000 in the same period of 2003.  For the nine-month period ended September 30, 2004, net charge-offs were $357,000 as compared to $257,000 for the same period of 2003.

Other Income / Expense and the Efficiency Ratio

The growth in net interest income of 30% for the quarter was offset by a reduction in non-interest income of 13%, which was mainly comprised of decreased mortgage premiums of $482,000 and increased investment service fee income of $122,000.  Total operating expenses excluding amortization of core deposit intangibles grew at a slower rate (14% for the quarter) than net revenue resulting in an improved efficiency ratio, which was reduced from 56.3% in the third quarter of 2003 to 54.2% in the third quarter of 2004.

In addition to growth in net interest income of 41% for the nine-month period ended September 30, 2004, the Company grew non-interest income by 8% primarily through increased service charges and fees of $705,000 and increased investment service fee income of $483,000, which was offset in part by a decline in mortgage premiums of $770,000.  Total operating expenses excluding amortization of core deposit intangibles grew at a slower rate (29% for the nine-month period) than net revenue resulting in an improved efficiency ratio, which was reduced from 57.3% in the first nine months of 2003 to 55.2% in the same period of 2004.

Other Information and Disclaimers

Western Sierra Bancorp is comprised of Western Sierra National Bank, Lake Community Bank, Central California Bank and Auburn Community Bank.  The Company operates twenty-nine branches and four loan production facilities in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
(Unaudited)	2004	2003	Growth %	2004	2003	Growth %
Interest income:
Interest and fees on loans	$14,971	$11,843	26.4%	$43,398	$31,641	37.2%
Interest on investment securities:
Taxable	485	276		1,238	1,055
Exempt from federal taxes	391	361		1,167	1,089
Interest on Federal funds sold	203	182		397	353
Total interest income	16,050	12,662	26.8%	46,200	34,138	35.3%

Interest expense:
Interest on deposits	2,336	2,178		6,510	6,224
Interest on borrowed funds	549	347		1,658	901
Total interest expense	2,885	2,525	14.2%	8,168	7,125	14.6%

Net interest income	13,165	10,137	29.9%	38,032	27,013	40.8%

Provision for loan and lease losses (LLP)	600	600	0.0%	1,910	1,655	15.4%

Net interest income after LLP	12,565	9,537	31.8%	36,122	25,358	42.4%

Non-interest income:
Service charges and fees	1,205	1,202		3,620	2,915
Investment service fee income	140	18		517	34
Net gain on sale and packaging of residential mortgage and government-guaranteed commercial loans	986	1,468		3,033	3,803
(Loss) gain on sale of investment securities	(1)	19		(12)	19
Other income	216	229		671	480
Total non-interest income	2,546	2,936	-13.3%	7,829	7,251	8.0%

Other expenses:
Salaries and benefits	4,892	4,291		14,660	11,142
Occupancy and equipment	1,505	1,259		4,292	3,464
Other expenses	2,338	2,018		7,061	5,453
Merger expenses	—	86		—	86
Amortization of core deposit intangibles	180	134		540	257
Total other expenses	8,915	7,788	14.5%	26,553	20,402	30.1%

Income before income tax	6,196	4,685	32.3%	17,398	12,207	42.5%

Income taxes	2,347	1,729		6,403	4,501
GAAP net income	$3,849	$2,956	30.2%	$10,995	$7,706	42.7%

Amortization of core deposit intangibles after tax	117	87		351	167
Cash net income	$3,966	$3,043	30.3%	$11,346	$7,873	44.1%

GAAP EPS
Basic earnings per share	$0.51	$0.43	18.6%	$1.46	$1.19	22.7%
Fully diluted earnings per share	$0.49	$0.41	19.5%	$1.40	$1.14	22.8%

Cash EPS (excluding amortization expense)
Basic earnings per share	$0.52	$0.45	15.6%	$1.51	$1.22	23.8%
Fully diluted earnings per share	$0.50	$0.43	16.3%	$1.44	$1.16	24.1%

Shares used to compute Basic EPS	7,595	6,820		7,535	6,466
Shares used to compute Fully Diluted EPS	7,911	7,152		7,873	6,770

Average Loans	$890,047	$664,456	34.0%	$864,779	$599,046	44.4%

Average Investments	$154,191	$149,430	3.2%	$134,285	$113,844	18.0%

Average Earning Assets	$1,044,238	$813,886	28.3%	$999,064	$712,890	40.1%

Average Deposits	$987,872	$780,848	26.5%	$936,951	$675,563	38.7%

Average Non-interest Demand Deposits	$257,783	$187,827	37.2%	$238,281	$158,979	49.9%

Average Interest-bearing Liabilities	$785,444	$633,740	23.9%	$762,129	$549,810	38.6%

Average Assets	$1,155,547	$896,777	28.9%	$1,109,727	$775,609	43.1%

Average Equity	$101,893	$68,959	47.8%	$98,538	$60,644	62.5%

Return on Average Assets (GAAP)	1.33%	1.31%		1.32%	1.33%

Return on Average Equity (GAAP)	15.03%	17.01%		14.90%	16.99%

Return on Tangible Equity	22.62%	21.54%		22.91%	19.57%

Net Interest Margin (FTE)	5.10%	5.04%		5.17%	5.18%

Efficiency Ratio (FTE)	54.2%	56.3%		55.2%	57.1%

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands)

(Unaudited)	September 30, 2004	September 30, 2003	Growth %
ASSETS:
Cash and due from banks	$37,579	$39,285
Federal funds sold	52,235	77,965
Cash and cash equivalents	89,814	117,250	-23.4%

Interest-bearing deposits	4,000	793
Loans held for sale	811	1,847
Investment securities:
Trading	35	26
Available for sale (amortized cost $86,081 in 2004 and $88,822 in 2003)	87,599	90,082
Held to maturity (market value of $3,824 in 2004 and $4,383 in 2003)	3,675	4,197
Total investments	91,309	94,305	-3.2%
Portfolio loans and leases:
Real estate mortgage	583,500	413,540
Real estate construction	208,828	170,094
Commercial	113,374	94,662
Agricultural	13,935	14,528
Installment	4,331	4,728
Lease financing	1,828	2,143
Total gross loans and leases	925,795	699,695	32.3%
Deferred loan and lease fees, net	(2,806)	(2,524)
Allowance for loan and lease losses	(13,082)	(10,032)
Net portfolio loans and leases	909,907	687,138	32.4%

Premises and equipment, net	20,054	19,037
Other real estate	—	—
Goodwill and other intangible assets	34,093	18,304
Other assets	29,973	24,970
Total assets	$1,179,961	$963,644	22.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$263,582	$205,461	28.3%
Interest bearing deposits:
NOW, money market and savings	395,393	289,226
Time, over $100,000	182,285	151,349
Other time	165,351	174,979
Total deposits	1,006,611	821,015	22.6%

Borrowed funds	21,500	21,650
Subordinated debt	36,496	36,496
Other liabilities	9,694	9,677
Total liabilities	1,074,301	888,838	20.9%

Shareholders’ equity:
Preferred stock- no par value; 15,000,000 shares authorized; none issued	—
Common stock- no par value; 15,000,000 shares authorized; 7,620,866 shares issued in 2004 and 6,911,364 shares in 2003	67,586	50,451
Retained earnings	37,092	23,855
Unearned ESOP shares	—	(325)
Accumulated other comprehensive income	982	825
Total shareholders’ equity	105,660	74,806	41.2%
Total liabilities and shareholders’ equity	$1,179,961	$963,644	22.4%

Allowance for Loan and Lease Losses Gross Loans	1.41%	1.43%

Ending Delinquent Loans	$168	$—

Ending Non Performing Loans (non accrual and > 90 days)	$599	$661

Total Non Performing Loans and REO - Non Performing Assets	$599	$661

YTD Net Charge-offs	$357	$257

YTD Net Charge-offs (recoveries) as a % of Avg Loans	0.06%	0.06%

Non Performing Assets as a % of Total Assets	0.05%	0.07%

Total Risk Based Capital To Risk Weighted Assets	12.18%	11.49%

Tier 1 Capital to Risk Weighted Assets	10.82%	10.24%

Tier 1 Capital to Average Assets (Leverage Ratio)	9.14%	8.45%

Contact Information:

Western Sierra Bancorp

Gary D. Gall/Anthony J. Gould, 530/677-5600